Exhibit 99.1
Solera Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2014 Results
Fiscal Year Revenue of $987.3 Million, up 17.8% on a GAAP Basis and up 16.8% on a Constant Currency Basis; Fourth Quarter Revenue of $267.9 Million, up 22.6% on a GAAP Basis and up 20.6% on a Constant Currency Basis;
Company Issues Guidance for 18% Cash EPS Growth for Fiscal Year 2015 and Announces Quarterly Dividend
WESTLAKE, Texas, Aug. 26, 2014/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), a leading global provider of software and services to the automobile insurance claims processing and decision support industries, today reported results for the fourth quarter and fiscal year 2014.
Results for the Fourth Quarter and Fiscal Year Ended June 30, 2014:
GAAP Results

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Revenue for fiscal year 2014 was $987.3 million, a 17.8% increase over the prior fiscal year revenue of $838.1 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for fiscal year 2014 increased by approximately 16.8% over the prior fiscal year revenue;

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Revenue for the fourth quarter was $267.9 million, a 22.6% increase over the prior year fourth quarter revenue of $218.5 million. After adjusting for FX Changes, revenue for the fourth quarter increased by approximately 20.6% over the prior year fourth quarter revenue;

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For fiscal year 2014, we reported a net loss attributable to Solera Holdings, Inc. of $8.7 million, as compared to prior fiscal year net income attributable to Solera Holdings, Inc. of $93.9 million. The net loss is attributable to certain non-recurring charges incurred in fiscal year 2014 as described below;

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Net income attributable to Solera Holdings, Inc. for the fourth quarter was $8.8 million, a 53.9% decrease over the prior year fourth quarter net income attributable to Solera Holdings, Inc. of $19.0 million, resulting from an increase in certain expenses as described below;

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For fiscal year 2014, we reported a diluted net loss attributable to Solera Holdings, Inc. per common share of $0.13, as compared to prior fiscal year diluted net income attributable to Solera Holdings, Inc. per common share of $1.35. The diluted net loss per common share is attributable to certain non-recurring charges incurred in fiscal year 2014 as described below;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the fourth quarter was $0.13, a 51.9% decrease over the prior year fourth quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.27, which is primarily related to the decrease in net income attributable to Solera Holdings, Inc.

“Solera had a strong finish to a solid year, with constant currency total revenue growth of 16.8% for the full year and 20.6% for the fourth quarter, despite volatility in certain European markets,” said Tony Aquila, Solera's founder, Chairman and Chief Executive Officer. "As a result of the momentum we created in fiscal year 2014 from deeper penetration into the household, we now have the confidence to raise the bar on Mission 2020.  As a first step, we are now targeting a 42% Adjusted EBITDA margin, which is a 200 basis point increase from our original 40% margin target and represents $40 million of additional Adjusted EBITDA. This demonstrates the strength of our business model and the benefits of our diversification across markets, customers and products.”
Non-GAAP Results

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Adjusted EBITDA for fiscal year 2014 was $415.4 million, a 12.1% increase over the prior fiscal year Adjusted EBITDA of $370.6 million. After adjusting for FX Changes, Adjusted EBITDA for fiscal year 2014 increased by 11.3% over the prior fiscal year Adjusted EBITDA;

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Adjusted EBITDA for the fourth quarter was $110.5 million, an 18.9% increase over the prior year fourth quarter Adjusted EBITDA of $93.0 million. After adjusting for FX Changes, Adjusted EBITDA for the fourth quarter increased by 17.2% over the prior year fourth quarter Adjusted EBITDA;

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Adjusted EBITDA margin for fiscal year 2014 was 42.1%, a 215 basis point decrease over the prior fiscal year Adjusted EBITDA margin of 44.2%. After adjusting for FX Changes, Adjusted EBITDA margin for fiscal year 2014 was 42.2%, a 206 basis point decrease over the prior fiscal year Adjusted EBITDA margin;

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Adjusted EBITDA margin for the fourth quarter was 41.3%, a 127 basis point decrease over the prior year fourth quarter Adjusted EBITDA margin of 42.5%. After adjusting for FX Changes, Adjusted EBITDA margin for the fourth quarter was 41.3%, a 119 basis point decrease over the prior year fourth quarter Adjusted EBITDA margin;

•	Adjusted Net Income for fiscal year 2014 was $191.3 million, a 1.4% increase over the prior fiscal year Adjusted Net Income of $188.6 million;

•	Adjusted Net Income for the fourth quarter was $48.6 million, a 3.0% increase over the prior year fourth quarter Adjusted Net Income of $47.2 million;

•	Adjusted Net Income per diluted common share for fiscal year 2014 was $2.76, a 1.1% increase over the prior fiscal year Adjusted Net Income per diluted common share of $2.73.

•	Adjusted Net Income per diluted common share for the fourth quarter was $0.70, a 2.9% increase over the prior year fourth quarter Adjusted Net Income per diluted common share of $0.68.
Business Statistics

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EMEA revenues were $135.4 million and $517.8 million for the fourth quarter and the full fiscal year, respectively, representing an 11.9% and 9.9% increase over the respective prior year periods. After adjusting for FX Changes, EMEA revenues for the fourth quarter and the full fiscal year increased 7.0% and 6.4% over the respective prior year periods;

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Americas revenues were $132.5 million and $469.5 million for the fourth quarter and the full fiscal year, respectively, representing a 35.8% and 28.0% increase over the respective prior year periods. After adjusting for FX Changes and excluding the revenues of Service Repair Solutions, Inc. ("SRS"), Americas revenues for the fourth quarter and the full fiscal year increased 6.8% and 9.9% over the respective prior year periods;

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Revenues from insurance company customers were $98.2 million and $385.5 million for the fourth quarter and the full fiscal year, respectively, representing a decrease of 0.2% and an increase of 3.1% over the respective prior year periods. After adjusting for FX Changes, revenues from insurance company customers for the fourth quarter and the full fiscal year decreased 1.0% and increased 3.0% over the respective prior year periods;

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Revenues from collision repair facility customers were $76.9 million and $292.7 million for the fourth quarter and the full fiscal year, respectively, representing a 13.3% and 9.9% increase over the respective prior year periods. After adjusting for FX Changes, revenues from collision repair facility customers for the fourth quarter and the full fiscal year increased 10.8% and 8.5% over the respective prior year periods;

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Revenues from independent assessors were $19.4 million and $78.5 million for the fourth quarter and the full fiscal year, respectively, representing a 5.9% and 7.7% increase over the respective prior year periods. After adjusting for FX Changes, revenues from independent assessors for the fourth quarter and the full fiscal year increased 2.5% and 4.6% over the respective prior year periods;

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Revenues from service, repair and maintenance facilities customers, representing revenue contributions from SRS, were $29.9 million and $74.0 million for the fourth quarter and the full fiscal year, respectively. No revenues from service, maintenance and repair facilities customers were recognized in the respective prior year periods;

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Revenues from automotive recyclers, salvage, dealerships and other customers were $43.5 million and $156.6 million for the fourth quarter and the full fiscal year, respectively, representing a 28.5% and 25.4% increase over the respective prior year periods. After adjusting for FX Changes, revenues from automotive recyclers, salvage, dealerships and other customers for the fourth quarter and the full fiscal year increased 24.4% and 23.6% over the respective prior year periods. The increase in revenues from automotive recyclers, salvage, dealerships and other customers is primarily due to incremental revenue contributions from recently-acquired businesses.

Fiscal Year 2015 Outlook:
Our initial outlook for our full fiscal year ending June 30, 2015 as follows:

Full Fiscal Year
Revenues	$1,150 million — $1,170 million
Net Income attributable to Solera Holdings, Inc.	$35 million — $49 million
Adjusted EBITDA	$466 million — $480 million
Adjusted Net Income	$219 million — $229 million
Adjusted Net Income per diluted common share	$3.17 — $3.32

The fiscal year 2015 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, no repurchases of our common stock and an assumed 26% tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2013:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter Ended September 30, 2012	$1.25	$1.58
Quarter Ended December 31, 2012	1.30	1.61
Quarter Ended March 31, 2013	1.32	1.55
Quarter Ended June 30, 2013	1.31	1.54
Quarter Ended September 30, 2013	1.32	1.55
Quarter Ended December 31, 2013	1.36	1.62
Quarter Ended March 31, 2014	1.37	1.65
Quarter Ended June 30, 2014	1.37	1.68

During fiscal year 2014, as compared to fiscal year 2013, the U.S. dollar weakened against many of the foreign currencies we use to transact our business. The average U.S. dollar weakened versus the Euro by 4.9% and the Pound Sterling by 3.7%, which increased our associated revenues and expenses during fiscal year 2014. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $8.1 million and $31.0 million during the fourth quarter and fiscal year ended June 30, 2014.
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Fiscal Year 2014 Net Loss Attributable to Solera Holdings, Inc.:
The net loss attributable to Solera Holdings, Inc. reported in fiscal year 2014 was primarily attributable to a (i) one-time charge associated with the November 2013 redemption of our senior unsecured notes due 2018 ("2018 Senior Notes") of $39.1 million, which is net of the related income tax benefit of $21.1 million, and (ii) establishing a valuation allowance on our U.S. deferred tax assets of $24.8 million (collectively, the "Extraordinary Events").

Absent the Extraordinary Events, we would have generated net income attributable to Solera Holdings, Inc. of approximately $55.2 million, representing an approximately 41.2% decrease over prior year fiscal year net income attributable to Solera Holdings, Inc. The decrease is primarily attributable to increased interest expense resulting from the issuance of senior unsecured notes in July 2013, November 2013 and June 2014, and increased depreciation and amortization expense related to amortization of intangible assets acquired in recent acquisitions, including SRS.

Fourth Quarter Decrease in Net Income Attributable to Solera Holdings, Inc.:
The 53.9% decrease in net income attributable to Solera Holdings, Inc. for the fourth quarter was primarily due to increased interest expense resulting from the issuance of senior unsecured notes in July 2013, November 2013 and June 2014, and increased depreciation and amortization expense related to amortization of intangible assets acquired in recent acquisitions, including SRS.

Quarterly Dividend:
Our Board of Directors approved the payment of a quarterly cash dividend of $0.195 per share of outstanding common stock and per outstanding restricted stock unit. Our Board of Directors also approved a quarterly stock dividend equivalent of $0.195 per outstanding restricted stock unit granted to certain of our executive officers since fiscal year 2011 in lieu of the cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on September 23, 2014 to stockholders and restricted stock unit holders of record at the close of business on September 9, 2014.

Earnings Conference Call:
We will host our fourth quarter and fiscal year ended June 30, 2014 earnings call today at 5:00 p.m. (Eastern Time) – August 26, 2014. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59 p.m. EST on September 9, 2014. A live audiocast will also be accessible to the public by calling (877) 474-9505 or from outside the U.S., (857) 244-7558. When prompted, the following access code is required: 73493745. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59 p.m. EST on September 9, 2014. To access the replay, dial (888) 286-8010 or from outside the U.S., (617) 801-6888, and enter the following access code when prompted: 69559419.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2014 AND 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30		Fiscal Years Ended June 30,
	2014	2013	2014	2013
Revenues	$267,899	$218,527	$987,259	$838,103
Cost of revenues:
Operating expenses	60,229	48,040	222,262	181,448
Systems development and programming costs	24,434	19,812	90,735	79,083
Total cost of revenues (excluding depreciation and amortization)	84,663	67,852	312,997	260,531
Selling, general and administrative expenses	73,001	58,322	259,786	208,989
Share-based compensation expense	9,420	6,989	37,515	25,753
Depreciation and amortization	33,626	27,100	122,283	103,239
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	2,070	534	6,527	5,435
Acquisition and related costs	13,205	8,897	41,512	26,945
Interest expense	26,329	17,456	107,422	69,511
Other expense, net	1,930	899	63,991	1,860
	244,244	188,049	952,033	702,263
Income before provision for income taxes	23,655	30,478	35,226	135,840
Income tax provision	7,640	9,004	30,058	30,797
Net income	16,015	21,474	5,168	105,043
Less: Net income attributable to noncontrolling interests	7,256	2,475	13,878	11,159
Net income (loss) attributable to Solera Holdings, Inc.	$8,759	$18,999	$(8,710)	$93,884
Net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	$0.13	$0.27	$(0.13)	$1.35
Diluted	$0.13	$0.27	$(0.13)	$1.35
Dividends paid per share	$0.17	$0.125	$0.68	$0.50
Weighted-average shares used in the calculation of net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	68,737	68,838	68,817	68,843
Diluted	69,268	69,133	68,817	69,139

Non-GAAP Financial Measures
We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and incentive compensation arrangements with continuing employees of acquired companies. Acquisition and related costs also include the legal and other professional fees associated with the Federal Trade Commission's investigation of our acquisition of Actual Systems and the divestiture of Actual Systems' U.S. and Canadian businesses. A reconciliation of our Adjusted EBITDA to GAAP net income (loss), the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2014 AND 2013
(In thousands)
(Unaudited)

	Three Months Ended June 30		Fiscal Years Ended June 30,
	2014	2013	2014	2013
Net income	$16,015	$21,474	$5,168	$105,043
Add: Income tax provision	7,640	9,004	30,058	30,797
Net income before income tax provision	23,655	30,478	35,226	135,840
Add: Depreciation and amortization	33,626	27,100	122,283	103,239
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	2,070	534	6,527	5,435
Add: Acquisition and related costs	13,205	8,897	41,512	26,945
Add: Litigation related expenses	303	598	889	2,028
Add: Interest expense	26,329	17,456	107,422	69,511
Add: Other expense, net	1,930	899	63,991	1,860
Add: Share-based compensation expense	9,420	6,989	37,515	25,753
Adjusted EBITDA	$110,538	$92,951	$415,365	$370,611

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, not including interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. For calculations of historical Adjusted Net Income, we assume a 26% income tax rate as an approximation of our long-term effective corporate income tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income (loss) attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2014 AND 2013
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30		Fiscal Years Ended June 30,
	2014	2013	2014	2013
Net income (loss) attributable to Solera Holdings, Inc.	$8,759	$18,999	$(8,710)	$93,884
Add: Income tax provision	7,640	9,004	30,058	30,797
Net income attributable to Solera Holdings, Inc. before income tax provision	16,399	28,003	21,348	124,681
Add: Amortization of acquisition-related intangibles	22,511	19,615	86,303	74,647
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	2,070	534	6,527	5,435
Add: Acquisition and related costs	13,205	8,897	41,512	26,945
Add: Litigation related expenses	303	598	889	2,028
Add: Other expense, net excluding interest income	1,802	930	64,387	2,397
Add: Share-based compensation expense	9,420	6,989	37,515	25,753
Adjusted Net Income before income tax provision	65,710	65,566	258,481	261,886
Less: Assumed provision for income taxes	(17,085)	(18,358)	(67,205)	(73,328)
Adjusted Net Income	$48,625	$47,208	$191,276	$188,558
Adjusted Net Income per share:
Basic	$0.71	$0.69	$2.78	$2.74
Diluted	$0.70	$0.68	$2.76	$2.73
Weighted-average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	68,737	68,838	68,817	68,843
Diluted	69,268	69,133	69,313	69,139

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2014 AND 2013
(In thousands, except per share amounts)
(Unaudited)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$837,751	$464,239
Accounts receivable, net of allowance for doubtful accounts of $5,098 and $3,005 at June 30, 2014 and 2013, respectively	153,150	140,395
Other receivables	23,002	18,014
Other current assets	35,594	28,296
Deferred income tax assets	8,184	7,108
Total current assets	1,057,681	658,052
Property and equipment, net	76,977	61,739
Goodwill	1,574,937	1,099,221
Intangible assets, net	584,756	352,589
Other noncurrent assets	13,012	23,633
Noncurrent deferred income tax assets	92,723	62,307
Total assets	$3,400,086	$2,257,541
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,413	$28,068
Accrued expenses and other current liabilities	216,828	174,081
Income taxes payable	15,179	7,628
Deferred income tax liabilities	13,332	3,925
Current portion of long-term debt	—	2,924
Total current liabilities	282,752	216,626
Long-term debt	1,867,808	1,144,462
Other noncurrent liabilities	63,433	42,634
Noncurrent deferred income tax liabilities	106,295	20,843
Total liabilities	2,320,288	1,424,565
Redeemable noncontrolling interests	382,298	84,737
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 68,552 and 68,764 issued and outstanding as of June 30, 2014 and 2013, respectively	629,247	602,613
Retained earnings	71,417	177,335
Accumulated other comprehensive loss	(12,688)	(43,147)
Total Solera Holdings, Inc. stockholders’ equity	687,976	736,801
Noncontrolling interests	9,524	11,438
Total stockholders’ equity	697,500	748,239
Total liabilities and stockholders’ equity	$3,400,086	$2,257,541

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE FISCAL YEARS ENDED JUNE 30, 2014 AND 2013
(In thousands)
(Unaudited)

	Fiscal Years Ended June 30,
	2014	2013
Net cash provided by operating activities	$248,526	$226,708
Net cash used in investing activities	(417,578)	(181,485)
Net cash used in financing activities	542,147	(88,517)
Effect of foreign currency exchange rate changes on cash and cash equivalents	417	(713)
Net change in cash and cash equivalents	373,512	(44,007)
Cash and cash equivalents, beginning of period	464,239	508,246
Cash and cash equivalents, end of period	$837,751	$464,239

Supplemental cash flow information:
Cash paid for interest	$117,019	$67,596
Cash paid for income taxes	$53,635	$52,458

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$3,331	$1,368
Accrued contingent purchase consideration	$1,469	$21,051

About Solera:
Solera is a leading global provider of software and services to the automobile insurance claims processing and decision support industries. Solera is active in 70 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 45 additional countries; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; HPI and CarweB in the United Kingdom; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Service Repair Solutions, a joint venture with Welsh, Carson, Anderson & Stowe, that provides solutions for the service, maintenance and repair market; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries specializing in glass claims. For more information, please refer to the Solera’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our expectations regarding our prospects and business outlook for fiscal year 2015; our expectations and beliefs regarding changes in foreign currency exchange rates; Mission 2020, including changes to our Adjusted EBITDA target; statements about our diversification strategy; and statements about dividends, acquisitions, common stock repurchases, our effective tax rate and other historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; we may not complete any subsequent acquisitions of additional equity interests of our Service Repair Solutions joint venture (“SRS”); the failure to realize the expected benefits from SRS or our investment in or subsequent acquisition of SRS; our inability to successfully integrate SRS's business, including SRS's existing employees, infrastructure and service offerings, with our existing businesses at reasonable cost, or at all; our inability to pay (or finance, as applicable) the call price or put prices for additional equity interests in SRS at our expected cost, or at all, and the possible reduction in our cash balance or increase in outstanding debt after payment of such call price or put prices; successful integration of acquired businesses that operate in industries outside of our core market; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; risks associated with a diversified business; effects of changes in or violations by us or our customers of government regulations; use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our ability to obtain additional financing as necessary to support our operations, including Mission 2020; our reliance on third-party information for our software and services; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business, including litigation with Mitchell International. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2014. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.
Kamal Hamid, Investor Relations of Solera Holdings, Inc.,
+1-858-946-1676,
kamal.hamid@solerainc.com